Exhibit 99.1

www.dachenglaw.com 北京市东直门南大街3号国华投资大厦12/15层（100007） 12/F-15/F, Guohua Plaza, 3 Dongzhimennan Avenue, Beijing 100007, China Tel: 8610-58137799

May [  ], 2014

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this Opinion, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Province) and are qualified to issue this Legal Opinion (the “Opinion”) based on the PRC Laws.

We have acted as the PRC legal counsel for China Commercial Credit, Inc. a Delaware corporation (“CCC”, “Company”), Wujiang Luxiang Information Technology Consulting Co., Ltd., a PRC wholly foreign owned enterprise (“WFOE”), Wujiang Luxiang Rural Microcredit Co., Ltd., a domestic company incorporated under the PRC Laws  (“WLRM”); Pride Financial Leasing (Suzhou) Co. Ld. (“PFL”) and Suzhou Pride Information Technology Co. Ltd. (“Pride Online”), in connection with the offering of shares (the “Share”) of the Company’s common stock (the “Common Stock”) warrant to purchase the Company’s shares of Common Stock by the Company (the “Offering”) on a registration statement on Form S-1, including all amendments and supplement thereto.

In this capacity, we have studied the relevant PRC Laws (as defined below) and examined the originals or certified copies or otherwise identified to our satisfaction, of documents provided to us by WFOE. WLRM PFL and Pride Online and such other documents, corporate  records, licenses, certificates issued by the relevant government departments of the PRC and officers of WOFE, WLRM PFL and Pride Online and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In our examination of these documents, we have assumed, that

(a)	all documents submitted to us as copies conform to their originals and all documents submitted to us as originals are authentic;

(b)	all signatures, seals and chops on such documents are genuine; and

(c)	all facts and information stated or given in such documents other than legal conclusions are true and correct.

For the purpose of this legal opinion, we have also relied on factual representations and confirmations made by WOFE, WLRM PFL and Pride Online with respect to the business currently conducted thereby. Where we render an opinion “to our knowledge” or concerning an item “known to us”, after due inquiry, or this letter otherwise refers to our knowledge or awareness or matters that have come to our attention, it is intended to indicate that during the course of our representation of the Company with respect to the Underwriting Agreement and the transactions contemplated therein, no information that would give us current actual knowledge of the inaccuracy of such statement has come to the attention of the attorneys in this firm principally responsible for representing the Company in the transactions contemplated by the Underwriting Agreement.  Except as set forth herein, we have not undertaken any independent investigation to determine the accuracy of such statement and any limited inquiry undertaken by us during the preparation of this opinion letter should not be regarded as such an investigation; no inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of the Company.

This legal opinion is rendered on the basis of the PRC Laws effective as at the date hereof and there is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. Any such changes, amendments or replacement may be made by an order of the President of the PRC or the State Council or, in the case of administrative, regulatory and provincial laws and regulations, by the relevant administrative, regulatory or provincial bodies and may become effective immediately on promulgation.

We do not purport to be an expert on and to be generally familiar with or qualified to express legal opinions based on any laws other than the PRC Laws. Accordingly, we express and imply no opinion herein based on the laws of any jurisdiction other than the PRC.

Capitalized terms shall have the same meaning as those defined in the Underwriting Agreement unless otherwise defined herein. The following terms as used in this opinion are defined as follows:

(a)	“Governmental Agencies” mean any court, competent government authorities or regulatory bodies or any stock exchange authorities of the PRC;

(b)
“Governmental Authorizations” as defined in the Underwriting Agreement between the Company and Axiom Capital Management, Inc., as representative for the several underwriters dated as of [ ], 2014 (the “Underwriting Agreement”);

(c)
(“PRC Laws” mean all laws, regulations, statutes, rules, orders, decrees, guidelines, notices, judicial interpretations, subordinary legislations of the PRC (other than the laws of the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Province).

Based on and subject to the foregoing, we are of the opinion that:

1.
The filing of the Registration Statement and Prospectus,  the execution, delivery and performance of the Underwriting Agreement,  and the Representative’s Warrant Agreement (collectively, the “Transaction Documents”) and compliance by the Company,  WFOE CCC International Investment Holding Limited, a Hong Kong company (“CCC HK”),  and CCC International Investment Limited, a BVI company (“CCC BVI”), with the terms and provisions thereof and the consummation of the transactions contemplated thereby (including the application of the net proceeds from the Offering as contemplated by the Registration Statement, Pricing Disclosure Package and Prospectus and the indemnification and contribution obligations of the Underwriting Agreement), and the issuance and sale of the Shares and Warrants and Representative’s Warrant do not and will not, with or without the giving of notice of the lapse of time, or both, violate or contravene any PRC Laws.

2.
Except as disclosed in the Registration Statement, Pricing Disclosure Package and Prospectus, no Authorization of or order from any PRC Governmental Agencies is required in connection with the transactions contemplated in the Transaction Documents in connection with (a) the filing of the Registration Statement and the Prospectus with the Commission, (b) the issuance, sale and delivery of the Securities by the Company, (c) the sale and delivery of the Shares and Warrants by the Underwriters as part of the Underwriters’ distribution of the Shares and Warrants as contemplated in the Agreement, and (d) the consummation by the Company, WFOE, CCC HK and CCC BVI of any other transaction contemplated in the Transaction Documents or the performance by the Company of their obligations under the Transaction Documents.

3.
The entry into, and performance or enforcement of each of the Transaction Documents in accordance with its terms will not subject any of the Underwriters to any requirement to be licensed or otherwise qualified to do business in the PRC, nor will any Underwriter be deemed to be resident, domiciled, carrying on business through an establishment or place in the PRC, obtaining revenue from PRC or in breach of any laws or regulations in the PRC by reason of entry into, performance or enforcement of the Transaction Documents.

4.
WFOE has been duly incorporated; all of the equity interests of WFOE are owned by CCC HK which is owned by CCC BVI and a wholly owned subsidiary of the Company. After due and reasonable inquiry, such equity interests are free and clear of all liens, encumbrances, security interest, mortgage, pledge, equities or claims or any third-party right. The Articles of Association of WFOE comply with the requirements of applicable PRC Laws and are in full force and effect. According to WFOE’s current business license, its registered capital is USD 1.5 million. The Company has passed its annual inspection for year 2012 by Administration of Industry and Commerce of Wujiang upon June 27, 2013.

5.
WLRM has been duly incorporated and validly exists as a domestic enterprise with limited liability applicable under the PRC Laws and its business license is in full force and effect. According to Opinions of the General Office of the People’s Government of Jiangsu Province on Carrying out the Pilot Work of Rural Microfinance Organizations (Trial Implementation) (“Jiangsu Document No. 142”) issued on November 24, 2007, the number of shareholders shall not exceed 10. Guidance on Microcredit Company Pilot (Yin Jian Fa [2008]23) (the “Circular 23”) issued by PBRC and the PBOC on May 4, 2008 and effective on May 4, 2008 require the number of shareholders of a microcredit company with limited liability by stock shall not exceed 200. In addition, the establishment of WLRM has been approved by Finance Office of Jiangsu province which is the governing authority of the micro-credit companies.

6.
PFL has been duly incorporated and validly exists as a domestic enterprise with limited liability applicable under the PRC Laws and its business license is in full force and effect. CCC HK is the 100% equity interest owner of PFL. After due and reasonable inquiry, such equity interests are free and clear of all liens, encumbrances, security interest, mortgage, pledge, equities or claims or any third-party right.  The Articles of Association of Pride Online comply with the requirements of applicable PRC Laws and are in full force and effect.  As of the date hereof, PFL did not make any contributions within the three month period since PFL expected to fund such contribution with the proceeds from this Offering. Based on PFL’s oral inquiries with the local Commission of Commerce of Wujiang, PFL was told that the required initial installment will be reduced to 10% in 2014 and that the competent authority would refrain from taking specific administrative measures against PFL once the first installment of capital contribution is paid. In addition, we were told by Wujiang Economic and Technological Development Zone (“WETDZ”), where PFL is incorporated and located, that there will be no penalty for the delayed contribution of the first installment of the registered capital. In the event the orally granted extension or the advice we received from WETDZ is reversed or found to be not valid by a relevant authority, PFL may be subject to administrative sanctions, including monetary penalties ranging from 5% to 15% of the portion that has not been paid on time, or from $375,000 to $1,125,000 if none was contributed at the time of the sanction.  CCC will contribute all of the net proceeds raised in this Offering to the registered capital requirement of PFL.

7.
Pride Online has been duly incorporated and validly exists as a domestic enterprise with limited liability applicable under the PRC Laws and its business license is in full force and effect. Mr. Huichun Qin is the 100% equity interest owner of Pride Online. After due and reasonable inquiry, such equity interests, other than the pledge by Mr. Qin to WFOE pursuant to the Pride Online Share Pledge Agreement dated February 19, 2014 among Mr. Qin, WFOE and Pride Online, are free and clear of all liens, encumbrances, security interest, mortgage, pledge, equities or claims or any third-party right. All the required amount of the registered capital of Pride Online has been paid in accordance with the relevant PRC Laws and Pride Online’s Articles of Association. The Articles of Association of Pride Online comply with the requirements of applicable PRC Laws and are in full force and effect.

8.
All  of  the  equity  interests  of  WLRM  are  owned  by Mr. Qin Huichun, Xin Shen Group Co. Ltd., Su Zhou Ding Li Real Estate Co. Ltd., Wu Jiang Sanlian Dyeing Co. Ltd., Viva Group Co. Ltd., Tong Ding Group Co. Ltd., Wu Jiang Hui Xin weaving Co. Ltd., Yong Ding Group Co. Ltd., Heng Tong Group Co. Ltd., Hao Yun Lai Group Co. Ltd., Eastern Hengxin Capital Holding Group Co. Ltd., and Jiang Su Kelin Group Co. Ltd., (collectively, the “WLRM Shareholders”). After due and reasonable inquiry, such equity interests, other than the pledge by the WLRM Shareholders to WFOE pursuant to the Share Pledge Agreement dated September 26, 2012 among the WLRM Shareholders, WFOE and WLRM, are free and clear of all liens, encumbrances, security interest, mortgage, pledge, equities or claims or any third-party right. All the required amount of the registered capital of WLRM has been paid in accordance with the relevant PRC Laws and WLRM’s Articles of Association. The Articles of Association of WLRM comply with the requirements of applicable PRC Laws and are in full force and effect.

9.
The ownership structure of WFOE complies with current PRC Laws. The transactions conducted in the PRC involving WFOE relating to the establishment of such ownership structure complies with current PRC Laws. After due and reasonable inquires, WFOE’s business and operations comply in all material respects with the PRC Laws and no Authorization other than those already obtained is required under the existing PRC Laws for its ownership structure, businesses and operations.

10.
WFOE, WLRM and WLRM Shareholders entered into Exclusive Business Cooperation Agreement, Share Pledge Agreement, Exclusive Option Agreement Power of Attorney and Timely Reporting Agreement dated September 26, 2012 (the “WLRM VIE Agreements”).  Each of the WLRM VIE Agreements has been duly authorized, executed and delivered by WFOE, WLRM and each WLRM Shareholder, and all required Government Authorizations in respect of the WLRM VIE Agreements to ensure the legality and enforceability in evidence of each of the WLRM VIE Agreements in the PRC have been duly obtained and is legal, valid and enforceable against the parties thereto.  Each of WFOE, WLRM and each WLRM Shareholder has, to the extent applicable, taken all necessary corporate actions to authorize the performance thereof; each of WFOE, WLRM and each WLRM Shareholder has the power and capacity (corporate or otherwise) to enter into and to perform its obligations under such WLRM VIE Agreements; each of the WLRM VIE Agreements constitutes a legal, valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms and does not violate any requirements of the PRC Laws. No further Governmental Authorizations are required under the PRC Laws in connection with the WLRM VIE Agreements or the performance of the terms thereof, provided, however, any exercise by the WFOE of its rights under the relevant Exclusive Option Agreements will be subject to any restrictions required by PRC laws.. The execution, delivery and performance of each of the WLRM VIE Agreements by the parties thereto, and the consummation of the transactions contemplated thereunder, did not and will not (A) result in any violation of the business license, articles of association, other constituent documents (if any) or Government Authorizations of WFOE, WLRM, or to the WLRM Shareholders; (B) result in any violation of, or penalty under, any PRC Laws; or (C) to the best of our knowledge after due and reasonable inquiry, conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any other contract, license, indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument to which any of WFOE, WLRM or the WLRM Shareholders is a party or by which any of them is bound or to which any of their properties or assets is subject. However, there are uncertainties regarding the interpretation and application of the PRC Laws, and there can be no assurance that the Government Agencies will ultimately take a view that is not contrary to our opinion stated above.

11.
WFOE, Pride Online and Mr. Qin entered into Exclusive Business Cooperation Agreement, Share Pledge Agreement, Exclusive Option Agreement Power of Attorney and Timely Reporting Agreement dated February 19, 2014 (the “Pride Online VIE Agreements”).  Each of the Pride Online VIE Agreements has been duly authorized, executed and delivered by WFOE, Pride Online and Mr. Qin, and all required Government Authorizations in respect of the Pride Online VIE Agreements to ensure the legality and enforceability in evidence of each of the Pride Online VIE Agreements in the PRC have been duly obtained and is legal, valid and enforceable against the parties thereto.  Each of WFOE, Pride Online and Mr. Qin has, to the extent applicable, taken all necessary corporate actions to authorize the performance thereof; each of WFOE, Pride Online and Mr. Qin has the power and capacity (corporate or otherwise) to enter into and to perform its obligations under such Pride Online VIE Agreements; each of the Pride Online VIE Agreements constitutes a legal, valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms and does not violate any requirements of the PRC Laws. No further Governmental Authorizations are required under the PRC Laws in connection with the Pride Online VIE Agreements or the performance of the terms thereof, provided, however, any exercise by the WFOE of its rights under the relevant Exclusive Option Agreements will be subject to any [appraisal] or restrictions required by PRC laws.. The execution, delivery and performance of each of the Pride Online VIE Agreements by the parties thereto, and the consummation of the transactions contemplated thereunder, did not and will not (A) result in any violation of the business license, articles of association, other constituent documents (if any) or Government Authorizations of WFOE, WLRM, or to the Mr. Qin; (B) result in any violation of, or penalty under, any PRC Laws; or (C) to the best of our knowledge after due and reasonable inquiry, conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any other contract, license, indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument to which any of WFOE, Pride Online or the Mr. Qin is a party or by which any of them is bound or to which any of their properties or assets is subject. However, there are uncertainties regarding the interpretation and application of the PRC Laws, and there can be no assurance that the Government Agencies will ultimately take a view that is not contrary to our opinion stated above.

12.
All Government Authorization required under the existing PRC Laws for the above contractual relationship with WFOE, businesses and operations have been obtained. Each of WLRM, PFL, Pride Online and WFOE has valid leasehold interest in all lands and buildings used by it; and all of the leases of WLRM, PFL and Pride Online and WFOE used in relation to the business of WLRM, PFL, Pride Online and WFOE and under which WLRM, PFL, Pride Online and WFOE hold properties are in full force and effect. After due inquiry, each of WLRM, PFL, Pride Online and WFOE have no notice of any material claim of any sort that has been asserted by anyone adverse to its rights under any of the leases mentioned above, or affecting or questioning the rights of each of WLRM, PFL, Pride Online and WFOE to the continued possession of the premises held under any such lease.

13.
Each of WFOE,, PFL, Pride Online and WLRM has full corporate right, power and authority, and has obtained all necessary Authorizations of and from, and has made all necessary declarations and filings with, all governmental entities to own, lease, license and use its properties, assets and conduct its business in the manner as described in the   Registration Statement; Government Authorizations are in full force and effect; after due and reasonable inquiries, neither WFOE,PFL, Pride Online nor WLRM has received any notification or warnings relating to, and does not have any reason to believe that any Governmental Entity is considering, the modification, suspension or revocation of any such Authorizations and each of WFOE, PFL, Pride Online or WLRM is in compliance with the provisions of all such Government Authorizations in all material respects.

14.
There are no restrictions or limitations under PRC Laws on the ability of WFOE to declare and pay dividends to its shareholder, nor any restriction or limitation (including any Government Authorizations from any Governmental Agencies) on the ability of WFOE to convert such dividends into foreign currencies and remit such dividends out of the PRC to its shareholder, subject to the validity of Circular 75 (as defined below) registrations obtained on November 28, 2012, payment of applicable taxes and the contribution to a reserve fund, employee bonus and welfare fund under PRC Laws.

15.
After due inquiry, neither WLRM,PFL, Pride Online or WFOE (i) has any direct or indirect subsidiaries or participations in joint ventures or other entities; (ii) owns, directly or indirectly, any equity or voting interest in any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Agencies; or (iii) is obligated to make or is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty,  commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity. There are no outstanding rights, warrants or options to acquire, nor instruments convertible into or exchangeable for, nor any agreements of other obligation to issue or other rights to convert any obligation into, any equity interest in WFOE.

16.
After due inquiry, there is no outstanding guarantee of WFOE, WLRM, PFL or Pride Online in respect of indebtedness of third parties except as disclosed in the Registration Statement, Pricing Disclosure Package Prospectus.

17.
After due inquiry,  no  labor  dispute  or  complaint  involving  the employees of WFOE, WLRM, PFL and Pride Online  exists  or  is imminent or threatened, except the dispute or complaint which would not, individually or in the aggregate, have a Material Adverse Change.  Each of WFOE, WLRM, PFL and Pride Online has complied in all material respects with all employment, labor and similar laws applicable to it and has made welfare contributions for its employees as required under PRC Laws. The labor contracts or employment agreements entered by WFOE, WLRM, PFL and Pride Online with their respective employees are in compliance with PRC Law.

18.
After due inquiry, neither WFOE, WLRM, PFL and Pride Online is delinquent in the payment of any taxes due and there is no tax deficiency which might be assessed against it, and there is no material breach or violation by WFOE or by WLRM of any applicable PRC tax law or regulation except as disclosed in the Registration Statement, Pricing Disclosure Package and Prospectus. Neither WLRM,WFOE, PFL or Pride Online will have any material PRC tax liability as a consequence of the Offering that has not been disclosed in Registration Statement.

19.
After due inquiry, each of WFOE, WLRM, PFL and Pride Online owns or otherwise has the legal right to use, or can acquire on reasonable terms, the intellectual property (“Intellectual Property”) as currently used or as currently contemplated to be used by it, in each case.

20.
After due inquiry, neither the Company nor WFOE,WLRM, PFL or Pride Online is infringing, misappropriating or violating any intellectual property right of any third party in the PRC, and no Intellectual Property is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Intellectual Property in the PRC that would impair the validity or enforceability of such Intellectual Property, and neither the Company nor WFOE,WLRM, PFL or Pride Online has received any notice of any claim of infringement or conflict with any such rights of others, except where such conflict, claim or infringement would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

21.
After due inquiry, there are no civil, or administrative in progress or pending in the PRC to which the Company, or WFOE, WLRM, PRL or Pride Online is a party or of which any property of WFOE,WLRM, PFL or Pride Online is the subject which has Material Adverse Effect on the Company, WFOE, WLRM, PFL or Pride Online and there are no governmental proceedings on the Company, WFOE, WLRM, PFL or Pride Online other than those disclosed in the Registration Statement.

22.
On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission ("CSRC"), and the State Administration of Foreign Exchange, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the "M&A Rule"), which became effective on September 8, 2006 and was amended on June 22, 2009. The M&A Rule purports, among other things, to require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals or a cross board share exchange, to obtain the approval of MOFCOM or to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. Based on our understanding of the explicit provisions under the PRC Laws as of the date hereof, because (1) the Company established the WFOE as a foreign-invested enterprise by means of direct investment and not through a merger or acquisition of the equity or assets of a “PRC domestic enterprise” as such term is defined under the M&A Rule, and (2) no provision in the M&A Rule classifies (i) the contractual arrangements under the VIE Agreements as a type of acquisition transaction or (ii) the Share Exchange as set forth on page 6 of the Registration Statement as the a type of cross-board share exchange falling under the M&A Rule, neither CSRC approval nor any other Authorization is required in the context of the Offering. However, there are uncertainties regarding the interpretation and application of the PRC Laws, and there can be no assurance that the Government Entities will ultimately take a view that is not contrary to our opinion stated above.

23.
Per our understanding of Chinese laws and regulations, the individuals who are or represent the ultimate owners of the WLRM Shareholder who are natural persons and PRC residents are subject to the registration obligation required under the Notice on Issues Relating to Administration of Foreign Exchange in Fund-raising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies (“Circular 75”) issued on October 21, 2005 by SAFE.  To our best knowledge after the due inquiry, the 16 individuals who are or represent the ultimate owners of the WLRM Shareholders and who are natural persons and PRC residents have completed the initial registration as of November 28, 2012 The Company has issued the written notices to all such individuals who are obliged to make the Circular 75 registration to comply with the registration requirements under the Circular 75.

According Circular 75, a PRC resident establishing or controlling an overseas special purpose vehicle engaging in return investment shall apply for registration of Circular 75. Circular 75 and its implementing rules do not apply to the non-PRC resident  stockholders of the Company.

24.
After due inquiry, (a) WFOE, WLRM, PFL and Pride Online are in compliance with any and all applicable environmental laws in the PRC; (b) there are no administrative, regulatory or judicial actions, demands, letters, claims, warnings, or notices of non compliance or violation, investigation or proceedings relating to any environmental laws against WFOE, WLRM, PRL or Pride Online (c) there are no events or circumstances that might reasonably be expected to form the basis of an order for clean-up or remedial measures, or an action, suit or proceeding by any private party or Governmental Agencies, against or affecting WFOE, WLRM, PFL or Pride Online relating to hazardous materials or any environmental matters or any environmental laws, and (d) WFOE, WLRM, PFL and Pride Online have received all permits, licenses or other approval required of it under applicable environmental laws to conduct its businesses and WFOE, WLRM, PFL and Pride Online are in compliance with all terms and conditions of any such permit, license or approval.

25.
After due inquiry, neither WFOE,WLRM, PFL or Pride Online is (A) in breach of or in default under any laws, regulations, rules, orders, decrees, guidelines or notices of the PRC, (B) in breach of or in default under any Governmental Authorizations granted by any Governmental Agencies in the PRC, (C) in violation of their respective Articles of Association, business licenses or permits or (D) in breach or violation of, or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument known to us and governed by PRC Laws to which it is a party or by which it or any of its properties may be bound, except as disclosed in the Registration Statement, Pricing Disclosure Package and Prospectus and where such default would not have a Material Adverse Change.

26.
Neither WFOE nor WLRM has taken any corporate action, nor does it have any legal proceedings commenced against it, for its liquidation, winding up, dissolution, or bankruptcy, for the appointment of a liquidation committee, team of receivers or similar officers in respect of its assets or for the suspension, withdrawal, revocation or cancellation of any of the Authorizations.

27.
The statements set forth in the Registration Statement, Pricing Disclosure Package and Prospectus insofar as such statements constitute summaries or interpretations of the PRC Laws, legal matters or governmental or regulatory proceedings or contracts or other documents governed by PRC Law, fairly and accurately summarize or interpret the PRC Laws, legal matters or governmental or regulatory proceedings or contracts or other documents governed by PRC Law referred to therein in all material aspects and nothing which would make misleading in any material respect has been omitted from such statements in relation to PRC Laws,  legal matters or governmental or regulatory proceedings or contracts or other documents  governed by PRC Law.  The statements under “Summary-Corporate Structure” are an accurate and complete summary of the Company’s corporate structure.

28.
No stamp or other issuance or transfer taxes or duties and no capital gains, income, withholding or other taxes are payable by or on behalf of the Underwriters to the PRC or to any political subdivision or tax authority thereof or therein in connection with (a) the sale, issuance and delivery by the Company of the Shares to or for the respective accounts of the Underwriters or (b) the sale, issuance and delivery by the Company of the Representative’s Warrant pursuant to the Representative’s Warrant Agreement or the shares of Common Stock  issuable upon exercise of the Representative’s Warrant.  Under the PRC Law, except as disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus, (i) dividends paid by the PRC Subsidiaries to the Company will be subject to withholding tax imposed in the PRC or any subdivision thereof, (ii) any dividends or distributions made by the Company to holders or beneficial owners of the Shares will not be subject to any PRC withholding tax or tax of any other nature, and (iii) a holder or beneficial owner of Shares will not be subject to any PRC transaction tax, stamp duty or similar tax or duty of any PRC withholding tax or other PRC taxes of any nature in connection with the acquisition, ownership and disposition of the Shares, including the other PRC taxes of any nature in connection with the acquisition, ownership and disposition of the Shares, including the receipt of any dividends or distributions on the Shares, provided in the case of (ii) and (iii) that the holder or beneficial owner has not been physically resident in the PRC for a period of one year or more or has obtained revenue from the territory of China and therefore become subject to PRC tax (and to the extent not granted an exemption or other relief under any application double tax treaty).

29.
The irrevocable submission of the Company to the jurisdiction of a New York court, the waiver by the Company of any objection to the venue of a proceeding in a New York court, the waiver and agreement not be plead an inconvenient forum and agreement of the Company that the Underwriting Agreement shall be construed in accordance with and governed by the laws of the State of New York, in each case is legal, valid and binding under PRC Laws and does not contravene mandatory or prohibitive provisions of the PRC Laws, except for those laws (i) which such court considers to be procedural in nature, or (ii) the application of which would be inconsistent with public policy if PRC, as such term is interpreted under the PRC Laws.  Service of process effected in the manner set forth in the Agreement does not contravene mandatory or prohibitive provisions of PRC Law to confer valid personal jurisdiction over the Company.

In the course of acting as counsel to the Company in connection with the preparation by the Company of the Registration Statement, Pricing Disclosure Package and the Prospectus, such counsel reviewed the Registration Statement, Pricing Disclosure Package and the Prospectus, and participated in conferences and telephone conversations with officers and other representatives of the Company, the independent public accountants for the Company, the Underwriters, and the Underwriters’ counsel, during which conferences and conversations the contents of the Registration Statement, Pricing Disclosure Package and  Prospectus, and related matters were discussed.  Such counsel also reviewed and relied upon certain corporate records and documents, letters from counsel and accountants and oral and written statements of officers and other representatives of the Company and others as to the existence and consequence of certain factual and other matters.  Based on such counsel’s participation, review and reliance as described above, nothing has come to its attention that would cause it to believe that (i) the Registration Statement (with respect to PRC Laws, legal matters or governmental and regulatory proceedings or contracts or other documents governed by PRC Law) at the time it became effective, as of the Applicable Time and as of the Closing Date contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading, or (ii) the Pricing Disclosure Package (with respect to PRC Laws, legal matters or governmental and regulatory proceedings or contracts or other documents governed by PRC Law) as of the Applicable Time and as of the Closing Date, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (iii) the Prospectus (with respect to PRC Laws, legal matters or governmental and regulatory proceedings or contracts or other documents governed by PRC law), as of its date and as of the Closing Date contained or contains any untrue statement or a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

In rendering such opinion, we have relied with your permission, as to matters of fact, to the extent proper, on certificates and written statements of responsible officers of the Company, WFOE and WLRM and certificates or other written statements of officers of departments of various jurisdictions having custody of documents respecting the corporate existence or good standing of the Company.

This opinion is furnished to you solely for your benefit in connection with the closing occurring today and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior express written permission.

We hereby consent to the use of this opinion as Exhibit 99.1 to the Registration Statement, and to the use of our name as your counsel under “Legal Matters” in the Prospectus constituting a part of the Registration Statement.  In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Securities Act of 1933, as amended, or the General Rules and Regulations promulgated thereunder.

Da Cheng Law Offices